Exhibit 10.2

July 13, 2015

Scott Kellen

3405 Annapolis Lane North

Suite 200

Minneapolis, MN 55447

Re:     Letter Agreement

Dear Scott:

The purpose of this letter agreement (this “Agreement”) is to summarize certain material terms regarding your future employment with Kips Bay Medical, Inc. (the “Company”) in light of the decision by the Board of Directors of the Company (the “Board”) to seek a voluntary dissolution and liquidation of the Company (the “Dissolution”).

This Agreement is intended to amend that certain Employment Agreement dated February 8, 2010 between the Company and you (the “Employment Agreement”) and except as specifically set forth in this Agreement, the parties to this Agreement hereby agree that the Employment Agreement will be and remain in full force and effect. This Agreement, together with the Employment Agreement, evidences the entire agreement of the parties hereto with respect to the subject matter hereof, and all prior oral discussions and writings are merged into this Agreement and the Employment Agreement.

1.     Position. You will continue in your present full time positions of Chief Financial Officer and Chief Operating Officer of the Company until the completion of the next meeting of stockholders of the Company, which is currently intended to take place in September 2015 (the “Stockholder Meeting”). After completion of the Stockholder Meeting, it is intended that you will assume the position of Chief Executive Officer of the Company in addition to your current positions, and will become a member of the Board effective immediately, subject to approval by the Board.

2.     Employee; Employment Duties; Base Salary. You will remain an employee of the Company until 30 days after the date of the Stockholder Meeting, after which time you will become an independent consultant to the Company. Commencing on the date of the Stockholder Meeting and assuming the stockholders of the Company approve the Dissolution, your duties and responsibilities as an employee of the Company will include the winding up of the Company’s business and operations in addition to your then current duties and responsibilities as Chief Executive Officer, Chief Financial Officer and Chief Operating Officer of the Company.

3.     Base Salary; Benefits. So long as you remain an employee of the Company, the Company will pay you your current base salary of US $200,000 per annum and you and, to the extent eligible, your dependents, will remain eligible to participate in and receive benefits under welfare benefit plans, retirement plans and programs, and other programs provided by the Company to its executive employees generally, subject, however, to the applicable eligibility and other provisions of the plans and programs in effect from time to time. Notwithstanding the foregoing, you understand, acknowledge and agree that in order to save costs and expenses, the Company intends to terminate its 401(k) plan on or around August 14, 2015 and that in order to remain eligible for certain benefits, you must work a certain minimum number of hours per week.

4.     Transition to Independent Consultant; Consulting Services; Consulting Fee; Taxes. Commencing on the 30th day after the date of the Stockholder Meeting, your status as an employee of the Company will terminate and you will become an independent consultant to the Company. The services you will perform as an independent consultant to the Company will involve the winding up of the Company’s business and operations. Commencing on the date you become an independent consultant to the Company, you will be paid a consulting fee of $100 per hour for each hour of consulting services performed for the Company. As an independent contractor, you will have sole responsibility for payment of all federal, state and local taxes or contributions imposed or required under unemployment insurance, social security and income tax laws and for filing all required tax forms with respect to any consulting fees paid by the Company to you hereunder. The Company will file and provide to you the appropriate Form 1099 relating to consulting fees paid to you pursuant to this Agreement.

5.     Severance. Upon the termination of your employment with the Company and the execution of a standard and customary separation agreement and release, you will receive a severance payment from the Company in an amount equal to $19,231, representing one week of pay for each full year of employment with the Company, payable in accordance with the terms of the separation agreement.

6.     Retention Payment. Subject to all of the terms and conditions of this Agreement, the Company will pay you a retention payment in the gross amount of US $50,000 (the “Retention Payment”), which will be reduced by applicable taxes, provided you remain actively employed with the Company from the date hereof until the 30th day after the date of the Stockholder Meeting (the “Retention Period”), have substantially completed the winding up of the Company’s business and operations and have otherwise satisfied the terms of this Agreement. If you are employed through the end of the Retention Period, have substantially completed the winding up of the Company’s business and operations and have otherwise satisfied the terms of this Agreement, the Company will pay you the Retention Payment as soon as reasonably practicable after the end of the Retention Period, subject to the terms and conditions of this Agreement. You will forfeit any right to receive the Retention Payment if any of the following occurs before the end of the Retention Period: (a) you voluntarily cease employment with the Company through resignation, retirement or otherwise; (b)     the Company terminates your employment for Cause (whether or not the Cause for termination existed prior to the date of this Agreement) and for purposes of this Agreement, “Cause” shall include, but not be limited to, the following: (i) indictment on or conviction of a felony or other offense that, in the sole opinion of the Company, is likely to have a material adverse effect upon the Company, the reputation of the Company, or upon your ability to perform your duties; (ii) your theft or embezzlement of Company property or commission of other acts of fraud or dishonesty; (iii) your negligence or misconduct in the performance of your duties for the Company; (iv) violation of Company policies; (v) your failure to perform your duties in a satisfactory and competent manner, as determined by the Company in its sole discretion; or (vi) you engage in any activity in violation of the Employment Agreement between you and the Company or in violation of any term of this Agreement; (c) you die; or (d) you are permanently disabled and unable to perform your duties, if so determined by the Company’s long term disability insurer. Whether any of the foregoing events have occurred during the Retention Period will be determined in the complete and sole discretion of the Company. As a further condition of payment of the Retention Payment, you agree that at all times during the Retention Period, you will make the best use of your energy, knowledge, experience and training in advancing the interests of the Company. You will diligently and conscientiously perform your duties and while employed by the Company, you will not engage in any activity or employment that might conflict with the interests of the Company.

7.     At Will Employment. Notwithstanding anything in this Agreement or the Employment Agreement to the contrary, nothing in this Agreement or the Employment Agreement constitutes a promise of continued employment of you by the Company. Your employment with the Company is and will remain “at-will,” meaning that either you or the Company may terminate the employment relationship at any time for any reason and, in light of the decision by the Board to pursue the Dissolution.

8.     Counterparts. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party hereto and delivered to the other party, it being understood that both parties hereto need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a ".pdf" format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or ".pdf" signature page were an original thereof.

Scott, on behalf of the Compensation Committee and the independent directors of the Company, we thank you for your dedication and service to the Company and your willingness on the terms and conditions of this Agreement to assist the Company in the wind-down of its business and operations.

Sincerely,

/s/ Robert Sheehy

Robert Sheehy

Chair of the Compensation Committee

of the Board of Directors, Kips Bay Medical, Inc.

ACCEPTANCE

By signing below, I acknowledge that I have read, understand, and accept the terms and conditions of the foregoing Agreement, which I accept as of this 20th day of July, 2015:

/s/ Scott Kellen Scott Kellen